Exhibit 10.1

SEVERANCE AND NON-COMPETITION AGREEMENT

This Severance and Non-Competition Agreement (“Agreement”), dated as of July 27, 2006 (the “Effective Date”), is by and between HealthTronics, Inc., a Georgia corporation (“HealthTronics”), and John Q. Barnidge (“Barnidge”).

RECITALS

WHEREAS, Barnidge has served as Senior Vice President and Chief Financial Officer of HealthTronics pursuant to the terms of an Executive Employment Agreement effective as of October 1, 2005 (as amended, the “Employment Agreement”);

WHEREAS, on the date hereof, Barnidge has resigned, effective August 10, 2006 (the “Termination Date”), from all of his officer and director positions with HealthTronics and its subsidiaries; and

WHEREAS, HealthTronics and Barnidge agree that it is in their mutual interests that the Employment Agreement and their employment relationship be terminated upon the terms and conditions provided in this Agreement (the “Termination”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Termination of Employment Agreement and Employment Relationship. HealthTronics and Barnidge hereby terminate the Employment Agreement and agree that the other shall no longer be bound by, and is hereby released from, any and all of the terms, obligations and conditions contained in the Employment Agreement; provided, that Barnidge shall be entitled to be paid, based on his current salary, for the period from the Effective Date to the Termination Date in accordance with HealthTronics’ regular payroll practices. Barnidge agrees that, except as set forth in the proviso in the previous sentence, Barnidge irrevocably forfeits any rights to receive any future compensation for Barnidge’s prior performance (including, without limitation, salary, incentive compensation and/or stock options) that Barnidge may have been entitled to receive under the Employment Agreement. Barnidge hereby irrevocably resigns effective as of August 10, 2006, and HealthTronics hereby accepts such resignation, from any and all director, manager, employment and officer positions, relations, and responsibilities that Barnidge may hold or claim to hold with HealthTronics and any of HealthTronics’ subsidiaries and/or affiliates (collectively, including HealthTronics, the “Affiliated Entities,” and individually, an “Affiliated Entity”).

2. Stock Options. HealthTronics and Barnidge acknowledge and agree that (a) Schedule 1 hereto sets forth the outstanding stock options to acquire HealthTronics common stock owned by Barnidge immediately following the execution of this Agreement (the “Stock Options”) and (b) other than the Stock Options, Barnidge holds no options, warrants, convertible securities, phantom or other rights to acquire HealthTronics common stock. HealthTronics and Barnidge agree that the Stock Options shall continue in full force and effect under the terms of the stock option plan(s) and agreement(s) governing such Stock Options.

3. Severance Payment. HealthTronics agrees to pay Barnidge $310,000 on the Termination Date.

4. Noncompetition. Subject to the other terms and conditions of this Agreement, for a period from the date hereof until the fourth anniversary of the Termination Date (the “Non-Competition Period”), in consideration for a payment of $600,000 by HealthTronics to Barnidge on the Termination Date, and in light of Barnidge’s knowledge of and access to Confidential Information (as defined below) of the Affiliated Entities from time to time, Barnidge will not (unless authorized in writing by HealthTronics’ Board of Directors (the “Board”)):

(a) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any person or business, engage in any Restricted Business (as defined below) anywhere in the United States or Europe (provided that the passive ownership of less than 5% of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market is not a violation of this paragraph);

(b) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any person or business, request or advise any patient, physician, customer or any other person, firm, vendor, contractor, lessor, hospital, surgery center, corporation or other entity having a business relationship with any Affiliated Entity, to withdraw, curtail, or cancel its business with such Affiliated Entity or engage in any other activity that could reasonably be expected to have an adverse affect on the relationship such person or entity has with such Affiliated Entity;

(c) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any person or business, solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by an Affiliated Entity, any client, account or location of an Affiliated Entity; or

(d) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any person or business, solicit for employment, or engagement as an independent contractor, or for any other similar purpose, any person who was in the twelve month period preceding the solicitation or is at the time of the solicitation, an employee of any Affiliated Entity, or any entity related to any of them.

As used in this Agreement, the term “Restricted Business” means the business engaged in by HealthTronics as of the date hereof.

5. Confidentiality of Information. Barnidge has knowledge of trade secrets and other Confidential Information of the Affiliated Entities. Unless authorized by the Board in writing, Barnidge will not directly or indirectly, acting alone or in conjunction with others, disclose to any person or other entity any Confidential Information. “Confidential Information”

shall include all confidential and proprietary information of the Affiliated Entities, including, without limitation, all trade, technical or technological secrets, any details of organization or business affairs, any names of past or present customers of any Affiliated Entities, any processes, services, compensation and other employment practices, research, pricing practices, price lists and procedures, purchasing, accounting, engineering, manufacturing, production, operations, organization, finances, marketing, customer lists, blueprints, product specifications, any other information, method, technique or system, or any other confidential or proprietary information relating to the business of any Affiliated Entity. Notwithstanding the foregoing, Confidential Information shall not be deemed to include any information which (a) is or becomes generally available to the public or known by a knowledgeable person in the industry (except as a result of any misconduct by Barnidge, including but not limited to Barnidge’s breach of this Agreement or any other confidentiality obligation of Barnidge’s) or (b) is or becomes lawfully available to Barnidge on a non-confidential basis from a third party without, to Barnidge’s knowledge, breach by that third party of any obligation of confidence concerning that Confidential Information. Nothing herein shall prevent disclosure of any Confidential Information if, upon the advice of counsel, Barnidge is compelled to disclose such Confidential Information, provided that Barnidge provides notice of any such compelled disclosure prior to disclosure by Barnidge so that HealthTronics may seek a protective order or confidential treatment.

6. Non-Disparagement. Barnidge hereby covenants and agrees that Barnidge shall, at all times hereafter, refrain from making or implying any derogatory or negative references, statements or allusions concerning any of the Affiliated Entities, their partners, owners, directors, managers, officers, agents and employees, or their respective businesses or business activities, except for statements made under oath in any legal process.

7. Release. Barnidge hereby releases and discharges the Affiliated Entities and their respective partners, members, stockholders, owners, directors, managers, officers, agents and employees, individually and collectively (the “Release”), of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the date hereof. Without limiting the generality of the foregoing, Barnidge hereby acknowledges and agrees that the Release is intended to waive and discharge any and all actions, claims, demands and causes of action arising out of or in any way related to Barnidge’s employment by any Affiliated Entity. The foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement. The Release is intended to be and should be construed as a general, complete and final waiver and release of all claims. The Release is being made and executed by Barnidge individually and on behalf of Barnidge’s heirs, successors, assigns, agents, and all persons subrogated to Barnidge’s rights or to whom Barnidge’s rights are secondary or derivative. Nothing in this Agreement shall be construed as a release of any claims HealthTronics may have against Barnidge.

8. Company’s Right to Inventions. Barnidge shall promptly disclose, grant and assign to HealthTronics for its sole use and benefit any and all discoveries, inventions, improvements, innovations, technical information and suggestions (including all data and records relating thereto) that relate to the Affiliated Entities’ business and were developed by Barnidge while employed by HealthTronics and using Affiliated Entities’ property (collectively, “Know-how”), including that which Barnidge has discovered, invented, authored, conceived, developed, originated or acquired, whether or not patentable, copyrightable or reduced to writing. Such Know-how shall be the exclusive property of HealthTronics. Barnidge shall assist HealthTronics, at HealthTronics’ expense, in obtaining, defending and enforcing HealthTronics’ rights therein.

9. Return of Property. On the Termination Date, Barnidge agrees to end all further use of, and to immediately return to HealthTronics, all property of the Affiliated Entities including, without limitation, any property, assets or equipment furnished by an Affiliated Entity or created or prepared by Barnidge in connection with his employment, either alone or jointly with others.

10. Remedies. Barnidge acknowledges and agrees that HealthTronics’ remedies at law for a breach or threatened breach of any of the provisions of Sections 4, 5, 6, or 7 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Barnidge of any of the provisions of Sections 4, 5, 6, or 7 hereof, it is agreed that, in addition to its remedies at law, HealthTronics shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting HealthTronics from pursuing any other remedies available to it for such breach or threatened breach.

11. Miscellaneous.

(a) No Assignment; Binding, Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by Barnidge without the prior written consent of HealthTronics and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

(b) Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

(c) Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

(d) Survival. All provisions of this Agreement which by their terms are intended to survive termination or expiration of this Agreement, including without limitation, Sections 4, 5, 6, 7, 8, 9, 10, and 11, shall survive such termination or expiration in accordance with their terms.

(e) Severability; Interpretation. It is expressly understood and agreed that although Barnidge and HealthTronics agree that the restrictions contained in Section 4 above are reasonable in scope, duration and territory, for the purpose of preserving HealthTronics’ and the other Affiliated Entities’ proprietary rights, business value as going concerns and goodwill, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in Section 4 is an unenforceable restriction against Barnidge, the provision containing such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. In addition, any provision of this Agreement that is found in a final judicial determination by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but shall be construed and given effect to the extent possible), without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

(g) Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

(h) Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, in the case of notices mailed to Barnidge, at the address set forth below or, in the case of notices to HealthTronics, to its principal office at 1301 Capital of Texas Hwy., Suite B-200, Austin, Texas 78746, to the attention of its President.

(i) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and arrangements, both written and oral, with respect to the subject matter hereof.

(j) Submission to Jurisdiction. Should a dispute arise regarding this Agreement, including but not limited to a breach of this Agreement, an alleged breach, or its enforceability, Barnidge agrees that Austin, Texas is the sole and proper jurisdiction for the dispute.

[Signature page follows]

SIGNATURE PAGE TO

SEVERANCE AND NONCOMPETITION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the Effective Date provided above.

HEALTHTRONICS:

HEALTHTRONICS, INC.

By:	/s/ Sam B. Humphries
Name:	Sam B. Humphries
Title:	President and Chief Executive Officer

BARNIDGE:

/s/ John Q. Barnidge
John Q. Barnidge

Address:

S-1

SCHEDULE 1

Stock Options

No. of Shares	Issue Date	Exercise Price
40,000	April 2, 2002	$7.50

30,000	February 26, 2003	$7.79

13,333	February 19, 2004	$5.69

50,000	February 23, 2005	$9.55

50,000	December 30, 2005	$7.65

Schedule 1-1